UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 15, 2008

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

        On October 14, 2008 we entered into a Mill Operating Agreement (the “Agreement”) with Queenstake Resources USA, Inc. (“Queenstake USA”), the wholly-owned subsidiary of Queenstake Resources, Ltd. and Yukon-Nevada Gold Corporation, to operate the 4,000 ton-per-day (tpd) Jerritt Canyon CIL gold mill located 50 miles north of Elko, Nevada. We did not announce signing the Agreement in October 2008 because the Agreement contains two conditions that must be met before mill operations can begin: first, Queenstake USA must raise at least a net $17.5 million for operations and, second, Queenstake USA must receive permission from all relevant state and federal agencies to re-start operations at the Jerritt Canyon mill. We believed that these conditions would be met within a relatively short time and have actually had personnel on-site since mid-September to maintain the mill, ensure regulatory compliance, as well as meet with environmental authorities and investment groups as reported in our Quarterly Report filed on Form 10-Q on November 19, 2008. Substantial progress has been made toward meeting the two conditions precedent of the Agreement; however, due to certain factors the Company now believes that it is obligated to disclose the nature of its role at the Jerritt Canyon gold mill and the Agreement under which it is carrying out that role. Those factors include, but are not necessarily limited to: first, the unexpected length of time that has been required in the pre-operating period; second, the fact that our personnel have now been on-site for 4 months; and third, the fact that individuals have sought and received potentially material information from third-parties that are unaffiliated with us regarding our status at the Jerritt Canyon mill, which may create an unfair advantage in the marketplace as a result.

        Under a pre-operating provision in the Agreement, the Company currently has 18 full-time employees on-site at Jerritt Canyon, including its Chief Operating Officer (COO), Blane W. Wilson, as well as a number of part-time employees at any given moment. Queenstake USA is currently funding all costs of the maintenance and regulatory compliance operations during the pre-operating period and is required by the Agreement to pay Golden Eagle an administrative fee of 20% of those costs. However, due to the unexpected length of time involved in the pre-operating period, and in solidarity with Queenstake USA, the Company has agreed to accept an 8% administrative fee on operational costs for the time being and defer the balance of the 20% fee until the mill commences full processing operations.

        Under the Agreement, if and when the Jerritt Canyon mill comes into full operation (which we believe will happen, but cannot assure), we will be the mill operator for a term of 5 years, which is renewable at the option of Queenstake USA for an additional 5-year term. We will be entitled to a fee of 8% of all operator costs (which is defined in detail in the Agreement at Part 5, sub-paragraph 5.2(a)(i)) as well as a percentage fee or profit share of 20% of the net profits from operations (which is also defined in detail in the Agreement at Part 5, sub-paragraph 5.2(a)(ii)). Furthermore, under the Agreement we are also to receive a $500,000 interest-free loan for initial operating capital from Queenstake USA, payable in equal monthly installments by us over the first 5-year term of the Agreement. Additionally, we are entitled to certain production bonuses if the price of gold exceeds $900 per ounce; if costs can be decreased below projections; and, if ore is processed that is not found in closely-located stockpiles, but must be hauled by the Company from any remote location (which terms are defined in the Agreement at Part 5, sub-paragraph 5.2(a)(iii)(iv) and (v)). The full terms and conditions of the Agreement are set out in Exhibit 10.1 attached to this Current Report.

Section 8 — Other Events

Item 8.01 Other Events

        As noted below in Item 9.01, we have attached hereto a press release regarding the matters contained in this Form 8-K that we intend to release to the public after this Form 8-K is filed with the Securities and Exchange Commission.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

10.1	Mill Operating Agreement between Queenstake Resources USA, Inc. and Golden Eagle International, Inc.
99.1	Press Release: "Golden Eagle Reports on Agreement to Operate the Jerritt Canyon Gold Mill"

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of January, 2009.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer